Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

CONTINGENT CONVERTIBLE PERPETUAL NON-CUMULATIVE PREFERRED STOCK, SERIES D

OF

POPULAR, INC.

(Pursuant to Article 5.01

of the General Corporation Law

of the Commonwealth of Puerto Rico)

Popular, Inc., a Puerto Rico corporation (the “Corporation”), hereby certifies in accordance with the provisions of Article 5.01 of the General Corporation Law of the Commonwealth of Puerto Rico that the following resolutions were duly adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to Article 5.01 of the General Corporation Law of the Commonwealth of Puerto Rico and the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, the Board of Directors, by resolutions duly adopted, authorized the issuance of a series of 1,150,000 shares of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D (the “Series D Preferred Stock”), of the Corporation, and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and filed certificates of designation with respect to the Series D Preferred Stock (the “Certificate of Designation”) in the office of the Secretary of State of the Commonwealth of Puerto Rico;

FURTHER RESOLVED, as of the date hereof, no shares of Series D Preferred Stock are outstanding and no shares of Series D Preferred Stock will be issued subject to the Certificates of Designation; and

FURTHER RESOLVED, that when a certificate setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Incorporation with respect to the Series D Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized Executive Vice President, General Counsel and Secretary this 30th day of June, 2015.

POPULAR, INC.

By:	/s/ Javier D. Ferrer
Name:	Javier D. Ferrer
Title:	Executive Vice President, General Counsel and Secretary